EXHIBIT 4.8
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                                  VASOGEN INC.

RECONCILIATION WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES FOR THE THREE MONTHS ENDED FEBRUARY 28, 2003 AND 2002.
(UNAUDITED)

The interim consolidated financial statements of the Company as at February 28, 2003 and for the three month periods ended February 28, 2003 and 2002 have been prepared in accordance with Canadian GAAP for interim financial reporting. Such principles differ in certain respects from U.S. GAAP. For information on material differences between Canadian GAAP and U.S. GAAP, reference should be made to NOTE 12 OF THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AS AT NOVEMBER 30, 2002 AND 2001 AND FOR EACH OF THE YEARS ENDED NOVEMBER 30, 2002, 2001 AND 2000, INCORPORATED BY REFERENCE in the Company's Annual Report on Form 40-F and the ITEM 18 RECONCILIATION WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES FOR THE YEARS ENDED NOVEMBER 30, 2002, 2001 AND 2000 (collectively, the "U.S. GAAP Reconciliations"), which is included in this filing.

The financial information presented in the interim consolidated financial statements and in this reconciliation to U.S. GAAP is unaudited. However, in the opinion of management such information reflects all adjustments, consisting solely of normal recurring adjustments, which are necessary to a fair statement of the results for the interim periods presented.

The significant measurement differences listed in the U.S. GAAP Reconciliations are as follows:

         - Canadian GAAP requires the capitalization and amortization of acquired technology costs. Under U.S. GAAP, such acquired technology costs are charged to expense when incurred if, at the acquisition date, the technological feasibility of this technology had not yet been established and no future alternative uses existed. Accordingly, for United States GAAP purposes, the costs would have been expensed at the date of acquisition and the amortization recorded under Canadian GAAP would be reversed.

         - Under Canadian GAAP, the Company accounts for employee stock-based compensation by the settlement method. Under U.S. GAAP, the Company has elected under Statement of Financial Accounting Standards No. 123, "ACCOUNTING FOR STOCK BASED COMPENSATION" to continue to apply the provisions of Accounting Principles Board Opinion 25 to its accounting for stock compensation to employees. Under APB 25, compensation expense is measured based on the intrinsic value method, as described in the U.S. GAAP Reconciliations. In most cases, the application of the intrinsic value method by the Company does not result in compensation expense under U.S. GAAP. However, the Company granted performance-based options to employees during the three months ended February 28, 2003. In accordance with U.S. GAAP, these options are being accounted for using variable plan accounting. At each reporting date, compensation cost is measured based on an estimate of the number of options that will vest considering the performance criteria and difference between the market price of the underlying stock and the exercise price at such dates.

                  SFAS No. 123, requires the recording of compensation costs for stock options and warrants issued after December 15, 1995 to non-employees and other consultants and advisors at fair value. The fair value of the non-employee stock options and warrants granted after December 15, 1995 has been estimated as the performance occurs and the options are earned using the Black Scholes option pricing model based on the assumptions set out in the U.S. GAAP Reconciliations.

                  In accordance with Canadian GAAP, the Company adopted Section 3870 "STOCK BASED COMPENSATION AND OTHER STOCK-BASED PAYMENTS" of the CICA Handbook on December 1, 2002. Section 3870 requires the recording of compensation costs for stock options and warrants issued after December 1, 2002, to non-employees and other consultants and advisors at fair value. The


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                  fair value of the non-employee stock options and warrants
                  granted after December 1, 2002 has been estimated as the performance occurs and the options are earned using the Black Scholes option pricing model based on the assumptions set out in the interim financial statements. The value of any options granted prior to December 1, 2002 are not required to be recorded under Canadian GAAP.

                  As a result the fair value of any options granted prior to December 1, 2002 and subsequent to December 15, 1995 has not been recorded under Canadian GAAP. Under U.S. GAAP the value of these options would be recorded in accordance with SFAS 123.